Exhibit 3.1 AMENDMENT NO. 1 TO THIRD AMENDED AND RESTATED BYLAWS OF U.S. CONCRETE, INC. Adopted and Effective November 18, 2015 The following amends and restates subsection (d) of Section 1.7 of the Third Amended and Restated Bylaws of U.S. Concrete, Inc. in its entirety: (d) Except as the Certificate of Incorporation may otherwise provide, at all meetings of Stockholders at which a quorum is present for the election of Directors, each Director shall be elected by the vote of a majority of the votes cast with respect to the Director; provided that if as of a date that is fourteen (14) days in advance of the date the Corporation files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission the number of nominees exceeds the number of Directors to be elected, the Directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. For purposes of the Director elections described in this section, a “majority of the votes cast” means that the number of shares voted “for” a Director must exceed the number of votes cast “against” that Director, and “votes cast” shall exclude abstentions with respect to that Director’s election. In the case of any question to which the stockholder approval policy of any national securities exchange or quotation system on which capital stock of the Corporation is traded or quoted on the Corporation’s application, the requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any provision of the Internal Revenue Code of 1986, as amended, or the rules and regulations thereunder (the “Code”), applies, in each case for which question the Certificate of Incorporation, these Bylaws or the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does not specify a higher voting requirement, that question will be decided by the requisite vote that the stockholder approval policy, Exchange Act requirement or Code provision, as the case may be, specifies (or the highest requisite vote if more than one applies). A majority of the votes cast on the question whether to approve or ratify the appointment of independent public accountants (if that question is submitted for a vote of Stockholders) will be sufficient to approve or ratify. All other elections and questions which have properly come before any meeting will, unless the Certificate of Incorporation, these Bylaws or applicable law otherwise provides, be decided by the vote of the holders of shares of stock of the Corporation present in person or by proxy at that meeting and having a majority of the votes entitled to vote thereon.